Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hasbro, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-240219, 333-34282, 333-110000, 333-110001, 333-110002, 333-129618, 333-147109, 333-162762, 333-170355, 333-190377, and 333-225590 on Form S-8 and Nos. 333-44101, 333-82077, 333-83250, 333-46986, 333-103561, 333-145947, 333-195789, and 333-220331 on Form S-3 of Hasbro, Inc. of our reports dated February 24, 2021, with respect to the consolidated balance sheets of Hasbro, Inc. as of December 27, 2020 and December 29, 2019, the related consolidated statements of operations, comprehensive earnings, cash flows, and shareholders’ equity and redeemable noncontrolling interests for each of the years in the three-year period ended December 27, 2020, and the related notes and financial statement schedule II – valuation and qualifying accounts, and the effectiveness of internal control over financial reporting as of December 27, 2020, which reports appear in the December 27, 2020 annual report on Form 10‑K of Hasbro, Inc.
Our report refers to a change in the accounting method for leases as of December 31, 2018 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).
Our report dated February 24, 2021, on the effectiveness of internal control over financial reporting as of December 27, 2020, contains an explanatory paragraph that states the Company acquired Entertainment One Ltd. during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 27, 2020, Entertainment One Ltd.’s internal control over financial reporting associated with total assets of $5,781 million and total revenues of $957 million included in the consolidated financial statements of the Company as of and for the year ended December 27, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Entertainment One Ltd.

/s/ KPMG LLP

Providence, Rhode Island
February 24, 2021